EXHIBIT 5.1

[LETTERHEAD OF WILSON SONSINI GOODRICH & ROSATI, PC]

March 16, 2005

E.piphany, Inc.

475 Concar Drive

San Mateo, California 94402

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

At your request, we are rendering this opinion in connection with the proposed issuance of (a) 3,076,945 shares of common stock, $0.0001 par value (“Common Stock”) of E.piphany, Inc., a Delaware corporation (the “Company”), pursuant to the E.piphany, Inc. 1999 Stock Plan, as amended (the “Stock Plan”), and (b) 300,000 shares of Common Stock of the Company, and $1,500,000 in aggregate amount of deferred compensation obligations (the “Obligations”) of the Company pursuant to the E.piphany, Inc. Nonemployee Director Deferred Compensation Plan, as amended (the “Deferred Compensation Plan”).

We have examined instruments, documents, and records that we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based on such examination, we are of the opinion that the 3,076,945 shares of Common Stock to be issued by the Company pursuant to the Stock Plan are validly authorized shares of Common Stock, and, when issued in accordance with the provisions of the Stock Plan and pursuant to the agreements that accompany the Stock Plan, will be legally issued, fully paid and nonassessable. We are also of the opinion that the 300,000 shares of Common Stock to be issued by the Company pursuant to the Deferred Compensation Plan are validly authorized shares of Common Stock, and, when issued in accordance with the provisions of the Deferred Compensation Plan, will be legally issued, fully paid and nonassessable. In addition, we are of the opinion that the $1,500,000 of Obligations to be issued by the Company pursuant to the Deferred Compensation Plan are binding obligations of the Company, and, when issued in accordance with the provisions of the Deferred Compensation Plan, will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever it appears in the Registration Statement. In giving such consent, we do not consider that we are “experts” within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation
/s/ Wilson Sonsini Goodrich & Rosati